UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 8, 2016

Date of Report

(Date of earliest event reported)

The RMR Group Inc.

(Exact name of registrant as specified in its charter)

MARYLAND	8742	47-4122583
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Two Newton Place, 255 Washington Street, Suite 300, Newton, MA, 02458-1634

(Address of principal executive offices, including zip code)

(617) 796-8230

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported by The RMR Group Inc. (the “Company”) on June 27, 2016, Mr. Frederick N. Zeytoonjian, one of its Independent Directors, recently died. Mr. Zeytoonjian’s death reduced the number of directors currently serving on the Company’s Audit Committee to two, rendering the Company noncompliant with Rule 5605(c)(2) of the listing rules of The NASDAQ Stock Market LLC (“Nasdaq”), which requires that the Audit Committee of a Nasdaq-listed company have at least three members, each meeting independence and certain other criteria.

The Company informed Nasdaq of Mr. Zeytoonjian’s death and the effects on the composition of the Company’s Audit Committee, as described above. On July 8, 2016, the Company received a written notice (the “Nasdaq Notice”) from Nasdaq stating that the Company is no longer in compliance with Rule 5605, and that the Company, in accordance with the cure period provided for in Rule 5605(c)(4), has until the earlier of its next annual shareholders’ meeting or June 24, 2017, to regain compliance. A copy of the Nasdaq Notice is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Company’s Board of Directors intends to identify candidates to replace Mr. Zeytoonjian and appoint a new Independent Director to the Audit Committee who satisfies the applicable requirements of the listing rules prior to the expiration of the applicable cure period.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

99.1	Letter of Non-Compliance with Listing Rule 5605 from The Nasdaq Stock Market LLC, dated July 8, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE RMR GROUP INC.

By:	/s/ Matthew P. Jordan
Matthew P. Jordan
Chief Financial Officer and Treasurer

Date: July 8, 2016